EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91909 on Form S-8 of our report dated July 2, 2008, relating to the financial statements of ePlus inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the method of accounting for uncertain tax positions to conform to Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Income Taxes, in fiscal year 2008, appearing in this Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2008.

DELOITTE & TOUCHE LLP

July 2, 2008